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                                                                    Exhibit 99.1



                                  NEWS RELEASE


FOR IMMEDIATE RELEASE:                          FOR MORE INFORMATION,
SEPTEMBER 17, 2001                              CONTACT:   ROBERT L. SCHUMACHER
                                                AT (540) 326-9000

                FIRST COMMUNITY BANCSHARES, INC. (FCBC) ANNOUNCES
                     RESUMPTION OF STOCK REPURCHASE PROGRAM

         BLUEFIELD, VIRGINIA - First Community Bancshares, Inc. ("the Company") (Nasdaq: FCBC; www.fcbinc.com) announced today that its Board of Directors has authorized reinstitution of its Stock Repurchase Program. Under the Stock Repurchase Program, the Company is authorized to repurchase Company shares in the open market from time to time as market conditions allow and according to needs of the Company. The purchase of any or all of such shares authorized for repurchase will be dependent on management's assessment of market conditions and may be commenced or suspended at any time without prior notice. The shares repurchased by the Company under the Stock Repurchase Program are to be held as treasury shares and may be utilized to fund the Company's obligations under its stock option program and its Employees Stock Ownership Plan.

         First Community Bancshares, Inc. with total assets of $1.3 billion is the parent company of First Community Bank, N. A., a national banking association, which has 33 branch offices located in the states of Virginia, West Virginia, and North Carolina. First Community Bancshares, Inc. is traded on the Nasdaq stock market under the symbol "FCBC." First Community Bank, N. A. also owns United First Mortgage, Inc. based in Richmond, Virginia, which operates 11 offices from Virginia Beach to Harrisonburg, Virginia. In addition, the Company recently announced the pending acquisition of four banking locations in Clifton Forge, Emporia (2), and Drakes Branch, all in Virginia, which will bring its total number of bank branches to 37.

                                   DISCLAIMER

         This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2000.


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